                                                                    EXHIBIT 12.1

                          TENET HALTHCARE CORPORATION

                          STATEMENT RE: COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)


                                                                                                                         FOR THE
                                                                                                                        SIX MONTHS
                                                                                                                          ENDED
                                                                                                                         NOVEMBER
                                                                                         FOR THE YEAR ENDED MAY 31,        30,
                                                                                      --------------------------------  ----------
                                                                                      1994  1995   1996   1997   1998   1997  1998
                                                                                      ----  ----  ------  ----  ------  ----  ----
Income from continuing operations before income taxes...............................  $314  $417  $  881  $(21) $  647  $422  $425
Less: Equity in earnings of unconsolidated affiliates...............................    27    43      25     1       5     2   --
Add:
  Cash dividends received from unconsolidated affiliates............................     3     8       6     5       4     2     2
  Portion of rents representative of interest.......................................    41    53      76    79      89    43    43
  Interest, net of capitalized portion..............................................   157   251     425   417     464   230   238
  Amortization of previously capitalized interest...................................     4     4       4     4       5     2     2
                                                                                      ----  ----  ------  ----  ------  ----  ----
Income, as adjusted.................................................................   492   690   1,367   483   1,204   697   710
                                                                                      ----  ----  ------  ----  ------  ----  ----
                                                                                      ----  ----  ------  ----  ------  ----  ----
Fixed charges:
Interest, net of capitalized portion................................................   157   251     425   417     464   230   238
Capitalized interest................................................................     5     8      11    12      16     6     9
Portion of rents representative of interest.........................................    41    53      76    79      89    43    43
                                                                                      ----  ----  ------  ----  ------  ----  ----
Total fixed charges.................................................................  $203  $312  $  512  $508  $  569  $279  $290
                                                                                      ----  ----  ------  ----  ------  ----  ----
                                                                                      ----  ----  ------  ----  ------  ----  ----
Ratio of earnings to fixed charges:.................................................   2.4x  2.2x    2.7x  1.0x    2.1x  2.5x  2.4x